UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under § 240.14a-12

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.
(Name of Registrant as Specified In Its Charter)

AB VALUE PARTNERS, LP AB VALUE MANAGEMENT LLC ANDREW T. BERGER BRADLEY L. RADOFF MARY BRADLEY
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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AB Value Partners, LP, Bradley L. Radoff and the other participants named herein (collectively, the “AB Value-Radoff Group”), has filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its highly-qualified director nominee at the 2022 annual meeting of stockholders of Rocky Mountain Chocolate Factory, Inc., a Delaware corporation (the “Company”).

On July 20, 2022, the AB Value-Radoff Group issued the following press release:

AB Value-Radoff Group Modifies Slate at Rocky Mountain Chocolate Factory

Seeks to Elect Proven Corporate Leader Mary Bradley, Who Possesses Highly Additive Experience in Consumer Brands, Chocolate and Franchising

Urges Stockholders to Vote on BLUE Proxy Card to Elect Ms. Bradley to the Board at the 2022 Annual Meeting – Only Latest-Dated Vote Counts

WESTFIELD, N.J.--(BUSINESS WIRE)--AB Value Management LLC and Bradley L. Radoff (together with their affiliates, the "AB Value-Radoff Group" or "we"), who own approximately 17.6% of the outstanding shares of Rocky Mountain Chocolate Factory, Inc. (NASDAQ: RMCF) ("Rocky Mountain" or the "Company"), today announced that it has modified its slate and is now seeking to elect just one highly qualified and independent candidate – Mary Bradley – to the Company’s Board of Directors (the “Board”) at the 2022 Annual Meeting of Stockholders (the "Annual Meeting") scheduled for August 18, 2022. In connection with this decision, the AB Value-Radoff Group issued the following statement:

“After engaging with our fellow stockholders and taking into account Rocky Mountain’s most pressing needs, we have decided to seek the election of only Mary Bradley at the upcoming Annual Meeting. Ms. Bradley would bring exceptional experience in the consumer, chocolate and franchising sectors, expertise that is currently lacking in the boardroom. Her background at companies such as Godiva and Starbucks will enable her to bring operational and strategic planning best practices to a company that has been mired in dysfunction for far too long. The addition of one new independent director to the Board is also consistent with the latest settlement offer we communicated to the Company. We strongly believe that Ms. Bradley is the right director at the right time as Rocky Mountain embarks on a turnaround.

Further, we firmly believe Ms. Bradley is ideally suited to replace Brett Seabert, who is a conflicted and problematic director. The Company’s recent communications have done nothing to address our suspicion that Mr. Seabert is only on the Board because the Company’s prior Chief Executive Officer was his long-time friend and best man. Likewise, the Company does not seem to be able to defend his lack of discernible experience in corporate governance, consumer brands or franchising. The reality is Mr.  Seabert is an underqualified director with meager stockholdings and a five-year record of presiding over sizable value destruction at Rocky Mountain. Given Chair Jeffrey Geygan’s well-documented public biographies that emphasize his expertise in a variety of financial areas, we assume he can fill Mr. Seabert’s role as a financial expert and Chair of the Audit Committee.

By focusing our efforts on electing Ms. Bradley, who is an objectively stellar nominee, we are aiming to provide stockholders with a simple choice: add a gender diverse director with fresh perspectives and ideal experience, while removing an incumbent director who lacks relevant experience and has overseen tremendous value destruction.”

VOTE THE BLUE PROXY CARD TODAY!

Contacts

Saratoga Proxy Consulting

John Ferguson / Joe Mills, 212-257-1311

info@saratogaproxy.com

Longacre Square Partners

Greg Marose / Bela Kirpalani, 646-386-0091

gmarose@longacresquare.com / bkirpalani@longacresquare.com